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    As filed with the Securities and Exchange Commission on November 1, 1999

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        --------------------------------

                             Name: Lend Lease Funds

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):
                       207 East Buffalo Street, Suite 400
                           Milwaukee, Wisconsin 53202
             Telephone Number (including area code): (414) 271-5885

               Name and address of agent for service of process:

                              Constance Dye Shannon
                         Sunstone Financial Group, Inc.
                       207 East Buffalo Street, Suite 400
                           Milwaukee, Wisconsin 53202
                    -----------------------------------------

                             Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  Yes      |X|                       No       | |

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Berkeley and State of California on the 28th day of October, 1999.

                                                Lend Lease Funds
                                               (Name of Registrant)

                                               By:    /s/Susan Lloyd-Hurwitz
                                               -----------------------------
                                               Susan Lloyd-Hurwitz, President
                                               -----------------------------